Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Implant Sciences Corporation
Wakefield, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 10, 2005 relating to the consolidated financial statements of Implant Sciences Corporation and subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-KSB as of and for the year ended June 30, 2005. Our report on the consolidated financial statements as of and for the year ended June 30, 2005 contained an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Boston, Massachusetts
October 27, 2006